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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

MDC Acquisition Partners Inc.
Menlo Park, California

        We hereby consent to the use in the Prospectus constituting a part of this Registration Statement (Amendment no. 2) of our report dated June 23, 2005 relating to the financial statements of MDC Acquisition Partners Inc. which is contained in that Prospectus. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

New York, New York

August 31, 2005

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm